Exhibit 15.1
May 27, 2026
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for ICON plc. On April 29, 2025, we resigned.
Under the date of May 27, 2026, we reported on the consolidated financial statements of ICON plc as of and for the years ended December 31, 2024 and 2023.
We have read ICON plc’s statements included under Item 16F of its Form 20-F dated May 27, 2026, and we agree with such statements.
Very truly yours,
/s/ KPMG